Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Signs Agreement to Acquire Dry Powder Inhaler Technology from 3M Co

Tuesday, August 6, 9:30am ET

San Diego, California – August 6, 2013 – Adamis Pharmaceuticals Corporation (OTCQB: ADMP) announced today that it has entered into an agreement to exclusively license and, with additional payment, fully acquire 3M Company’s (NYSE:MMM) Taper Dry Powder Inhaler (DPI) technology under development for the treatment of asthma and chronic obstructive pulmonary disease (COPD).  As a part of the agreement, Adamis will obtain worldwide rights to use this platform technology in all indications in the dry powder inhalation field.  The unique design uses proprietary 3M technology to store active pharmaceutical ingredient (API) on a microstructured carrier tape.  3M will supply the drug delivery tape for the platform to Adamis under a separate supply agreement.  3M Drug Delivery Systems is a pioneer in the area of novel inhalation drug delivery technology and has more than 50 years of experience and proven success in the field.

In its current stage of development, 3M Taper Dry Powder Inhaler combines patient-friendly design and active aerosolization to provide effective delivery of drug in a multi-dose DPI.  Additional advantages of the current technology include:

•	Can be used with single or combination drugs;
•	Virtually eliminates need for complex powder treatments or lactose in most formulations;
•	Holds up to 120 doses in convenient pocket sized design;
•	API dose range up to 1 milligram;
•	Protects against moisture ingress;
•	Utilizes patented 3M breath actuated technology and has simple open, inhale, close functionality;
•	Integrates dose counter to ensure patients know how many doses remain.

The Taper DPI inhaler was being developed by 3M Drug Delivery Systems to compete with other dry powder inhalers such as GlaxoSmithKline’s (GSK) Advair Diskus®.   According to IMS Health data, the global asthma and COPD prescription market is more than $34 billion and is averaging 7% growth per year.  According to IMS, annual sales of the Advair Diskus® are approximately $5 billion in the United States and $8 billion globally for the indications of asthma and COPD.  Upon completion of development and clinical activities required to obtain required regulatory approval, Adamis will seek to compete for a share of the Advair market with a branded generic version utilizing 3M’s Taper DPI technology.

Current data indicates this platform technology has the potential to be compatible with a wide range of formulations; Adamis intends to pursue a number of other important drug candidates, which if successfully developed, could substantially increase the potential value of this transaction to Adamis and its shareholders.

Dr. Dennis J. Carlo, President and CEO Adamis stated, “There are a limited number of companies that have the capability to develop this type of novel inhalation drug delivery technology, and 3M is considered one of the leaders.  To date, there is no low cost alternative to Advair.  We believe that the exclusive license and acquisition of the 3M Taper DPI technology provides Adamis with a blockbuster opportunity in the branded generic asthma/COPD market, where even a small market share could generate a very large potential return on investment for Adamis shareholders.  This technology strengthens the Company’s respiratory product pipeline and has the potential to provide solid growth for Adamis for years to come and I believe the acquisition of this pivotal technology could be a transforming event for our company.  This acquisition is consistent with one of the objectives outlined in my recent letter to shareholders in a press release dated May 3, 2013.”

Under the terms of the agreement, Adamis made an initial payment to exclusively license the Taper technology through December 31, 2013, and upon payment of an additional amount before December 31, 2013, will fully acquire the Taper technology.  For additional information concerning the company’s agreement with 3M, see the Report on Form 8-K that the company filed today with the Securities and Exchange Commission.

About Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation is a biopharmaceutical company engaged in the development and commercialization of specialty pharmaceutical and biotechnology products in the therapeutic areas of respiratory disease, allergy, oncology and immunology.  In addition to the Taper technology, Adamis currently has three products in its specialty pharmaceutical product pipeline, including the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-3000, an HFA inhaled nasal steroid product for the treatment of allergic rhinitis.  The Company’s biotechnology efforts are focused on the development of therapeutic vaccine product candidates and cancer drugs for patients with unmet medical needs in the multi-billion dollar global cancer markets.  Its products under research and development include TeloB-VAX, a novel cell-based therapeutic cancer vaccine and three drugs: and APC-100, APC-200, and APC-300, for the treatment of prostate cancer.

Adamis Contacts

Mark Flather
Director, Investor Relations &
Corporate Communications
Adamis Pharmaceuticals Corporation
(858) 412-7951
mflather@adamispharma.com

Mark Gundy
Capital Group Communications, Inc.
(972) 240-1873
mark.gundy@capitalgc.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future results of operations or future financial performance that could differ in material respects from the company’s current beliefs, including, but not limited to the following statements: the company’s beliefs concerning successful development of the Taper product and its advantageous product features; the likelihood of obtaining FDA and other required regulatory approvals for the Taper product and other products; the company’s ability to raise sufficient funds to pay the balance of the purchase price for the Taper assets and to support its product development efforts; the company’s beliefs concerning the ability of Taper and other products to compete successfully in the market; the company’s beliefs concerning the safety and effectiveness of the compounds and drug product candidates described in this press release; the results of any future clinical trials that the company may conduct relating to its product candidates; the ability to fund the company’s continued operations and future product development; future revenues expected from any of its product candidates, assuming that they are developed and approved for marketing by the FDA and other regulatory authorities; and the intellectual property protection that may be afforded by any patents or patent applications relating to its products and product candidates.  Statements in this press release concerning future events depend on several factors beyond the company’s control, including receipt of adequate funding to support these activities, market conditions, and the regulatory approval process.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis’ actual results to be materially different from these forward-looking statements.  Certain of these risks, uncertainties, and other factors, and additional information concerning the transaction described in this press release, are described in greater detail in Adamis’ filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.  Except to the extent required by law, Adamis expressly disclaims any obligation to update any forward-looking statements.